UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2022

American Outdoor Brands, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39366	84-4630928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 North Route Z, Suite A Columbia, Missouri		65202
(Address of principal executive offices)		(Zip Code)

(800) 338-9585

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per Share	AOUT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.       Entry into a Material Definitive Agreement.

Amended Loan and Security Agreement

On March 25, 2022, we and certain of our direct and indirect Subsidiaries amended our secured loan and security agreement pursuant to Amendment No. 1 to Loan and Security Agreement, or the Amended Loan and Security Agreement, with certain lenders and TD Bank, N.A., as a lender and as agent. AOB Products Company, a Missouri corporation, and Crimson Trace Corporation, an Oregon corporation, our Subsidiaries, are the borrowers under the Amended Loan and Security Agreement. We and certain of our other direct and indirect Subsidiaries are guarantors of the borrowers’ obligations under the Amended Loan and Security Agreement. Capitalized terms not otherwise defined in this Item 1.01, Amended Loan and Security Agreement, will have the meanings set forth in the Amended Loan and Security Agreement.

The Amended Loan and Security Agreement provides for the following:

1. A revolving line of credit in the amount of $75.0 million at any one time, or the Revolving Line. Each Loan under the Revolving Line bears interest at either the Base Rate, plus the Applicable Margin or the SOFR for the Interest Period in effect for such borrowing, plus the Applicable Margin; and

2. A swingline facility in the maximum amount of $15.0 million at any one time (subject to availability under the Revolving Line). Each Swingline Loan bears interest at the Base Rate, plus the Applicable Margin.

Subject to the satisfaction of certain terms and conditions described in the Amended Loan and Security Agreement, we have an option to increase the Revolving Line by an aggregate amount not exceeding $15.0 million. The Revolving Line matures on March 25, 2027.

The Amended Loan and Security Agreement contains customary limitations, including limitations on indebtedness, liens, fundamental changes to business or organizational structure, investments, loans, advances, guarantees, and acquisitions, asset sales, dividends, stock repurchases, stock redemptions, and the redemption or prepayment of other debt, and transactions with affiliates. We are also subject to financial covenants, including a minimum consolidated fixed charge coverage ratio.

The Amended Loan and Security Agreement also contains customary events of default, including nonpayment of principal, interest, fees, or other amounts when due, violation of covenants, breaches of representations or warranties, cross defaults, change of control, insolvency, bankruptcy events, and material judgments. Some of these events of default allow for grace periods or are qualified by materiality concepts. Upon the occurrence of an event of default, the outstanding obligations under the Amended Loan and Security Agreement may be accelerated and become due and payable immediately.

The description of the Amended Loan and Security Agreement does not purport to be complete, and such description is qualified in its entirety by reference to the complete terms of the Amended Loan and Security Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Amended Loan and Security Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description

10.1

Amendment No. 1 to Loan and Security Agreement, dated as of March 25, 2022, by and among AOB Products Company, Crimson Trace Corporation, American Outdoor Brands, Inc., Battenfeld Acquisition Company Inc., BTI Tools, LLC, Ultimate Survival Technologies, LLC, AOBC Asia Consulting, LLC, TD Bank, N.A., and the other banks, financial institutions, and other entities from time to time parties thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN OUTDOOR BRANDS, INC.

Date: March 28, 2022	By:	/s/ H. Andrew Fulmer
H. Andrew Fulmer
Executive Vice President, Chief Financial Officer, and Treasurer